EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	March 4, 2010
972-578-5000, Ext. 7440
ViewPoint Financial Group Reports
Fourth Quarter and Full Year 2009 Earnings
Annual Earnings before Provision Expense Up Sharply from 2008
PLANO, Texas, March 4, 2010 — ViewPoint Financial Group (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced financial results today for the three and twelve month periods ended December 31, 2009. Detailed results of the year will be available in the Company’s Annual Report on Form 10-K, which will be filed today and posted on our websites, http://viewpointbank.com and http://viewpointfinancialgroup.com. Highlights for the year include:
•	$0.25 increase in earnings per share: Basic and diluted earnings per share of $0.11, up $0.25 from 2008.

•	Earnings before provision expense increased by 918.5%: Earnings before the provision for loan losses for the year ended December 31, 2009, was $7.7 million, an increase of $7.0 million, or 918.5%, from the year ended December 31, 2008.

•	Asset quality remains solid with NPA percentage of 0.70% and charge-off percentage of 0.31%: Our non-performing assets as a percentage of total assets was 0.70% at December 31, 2009, while the ratio of net charge-offs to average loans at December 31, 2009, was 0.31%, compared to 0.30% at December 31, 2008.

•	Purchase Program lending boosted income, deposits and loans: Our Purchase Program earned $1.9 million in fee income, generated $10.3 million in interest income and contributed $22.3 million in non-interest bearing checking accounts in 2009.

•	Deposits grew by $248.6 million: Deposits increased by $248.6 million, or 16.1%, from December 31, 2008, which was driven by a $169.2 million, or 171.1%, increase in interest bearing checking deposits.

•	Maintained strong capital position: ViewPoint Bank’s tier one capital ratio was 7.99% and risk-based capital ratio was 15.27%, exceeding the regulatory minimums of 5% and 10%, respectively, for a well-capitalized institution.
“ViewPoint Financial Group’s solid financial performance and strong growth in 2009—in an economy that was challenging, to say the least—positions us for an even more dynamic 2010,” said Gary Base, President and Chief Executive Officer. “Last year we expanded our footprint, opening three new community banks; we substantially grew both our loans and our deposits and continued to exceed capital requirements. We recently announced our intent to become a full-stock company this year which, if approved, will allow us additional opportunities for growth. Through a second-step offering, we intend to offer and sell shares representing ViewPoint MHC’s 57% ownership in ViewPoint Financial Group.”
2009 Community Banking Success Stories
The Company is strongly committed to community banking, which means actively putting a “face on banking” in the communities that we serve. In 2009, we opened three new community bank offices in Frisco, Grapevine and Wylie and our employees contributed over 2,400 volunteer hours partnering with local non-profit organizations. Gary Base, the Company’s President and CEO, was named the Plano Chamber of Commerce’s Business Executive of the Year. In the Dallas Business Journal’s Book of Lists 2010, ViewPoint Bank was ranked fourth in the list of the Largest Metroplex-Headquartered Banks. Also, ViewPoint Bank was voted 2009 Best Community Bank in five of the communities that we serve by readers of the Dallas Morning News’ NeighborsGo sections.
Results of Operations for the Year Ended December 31, 2009
Non-GAAP net income for the year ended December 31, 2009, was $11.3 million, an increase of $5.2 million, or 83.7%, from $6.1 million for the year ended December 31, 2008. The increase was primarily due to higher net interest income, increased net gain on sale of loans and a lower effective tax rate, and was partially offset by a higher provision for loan losses and noninterest expense. Our non-GAAP basic and diluted earnings per share for the year ended December 31, 2009, increased by $0.21 to $0.47. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release. The Company reported net income of $2.7 million for the year ended December 31, 2009, an increase of $6.0 million from a net loss of $3.3 million for the year ended December 31, 2008. The net loss for 2008 was caused by a $13.8 million pre-tax impairment charge on the Company’s collateralized debt obligations. These collateralized debt obligations were sold in June 2009, and the Company no longer owns any collateralized debt obligations. Prior to the sale, in 2009 the Company recognized a $12.2 million pre-tax charge for the other-than-temporary decline in the fair value of the collateralized debt obligations.

Interest income increased by $11.1 million, or 11.4%, from $97.2 million for the year ended December 31, 2008, to $108.3 million for the year ended December 31, 2009.

	Year Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest and dividend income
Loans, including fees	$84,197	$66,386	$17,811	26.8%
Securities	23,436	29,391	(5,955)	(20.3)
Interest bearing deposits in other financial institutions	652	1,195	(543)	(45.4)
Federal Home Loan Bank stock	16	271	(255)	(94.1)

	$108,301	$97,243	$11,058	11.4%

The increase in interest income was primarily due to a $17.8 million, or 26.8%, increase in interest income earned on loans compared to the prior year. This was driven by a $264.4 million, or 58.0%, increase in the average balance of one- to four- family real estate loans, which was primarily attributable to $202.5 million of growth in the average balance of Purchase Program loans and the addition of adjustable rate loans which will better position us for a rising rate environment. Our Purchase Program enables our mortgage banking company customers to close conforming one- to four-family real estate loans in their own name and temporarily finance their inventory of these closed loans until the loans are sold to investors approved by the Company. Additionally, the average balance of commercial real estate loans increased by $91.4 million, or 25.7%, while the yield earned on these loans increased by 21 basis points to 6.45% from 6.24%. This increase in interest income was partially offset by a $6.0 million, or 20.3%, decrease in interest income earned on securities: although the average balance of our securities portfolio increased, lower yields led to the decline in interest income.
Interest expense increased by $3.1 million, or 6.8%, from $46.2 million for the year ended December 31, 2008, to $49.3 million for the year ended December 31, 2009.

	Year Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest expense
Deposits	$34,366	$35,529	$(1,163)	(3.3%)
Federal Home Loan Bank advances	14,056	10,340	3,716	35.9
Federal Reserve Bank advances	29	—	29	N/M
Repurchase agreement	707	300	407	135.7
Other borrowings	128	—	128	N/M

	$49,286	$46,169	$3,117	6.8%

The increase in interest expense was primarily due to a $3.7 million increase in interest expense paid on Federal Home Loan Bank advances, as the average balance of these advances increased by $103.9 million. From July 2008 to December 2008, the Company increased the average balance of Federal Home Loan Bank advances by $163.6 million; therefore, in 2009, the Company recognized a full year’s worth of interest expense on the higher average balance of borrowings compared to only six months of increased interest expense in 2008. The increase in interest expense related to borrowings was partially offset by a $1.2 million, or 3.3%, decrease in interest expense paid on deposits; although the average balance of deposits increased by $299.3 million, or 25.0%, lower rates paid on savings, money market and time accounts led to this decrease.
Non-interest income increased by $8.3 million, or 44.2%, from $18.9 million for the year ended December 31, 2008, to $27.2 million for the year ended December 31, 2009.

	Year Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Non-interest income
Service charges and fees	$18,866	$19,779	$(913)	(4.6%)
Brokerage fees	347	434	(87)	(20.0)
Net gain on sale of loans	16,591	9,390	7,201	76.7
Loan servicing fees	239	252	(13)	(5.2)
Bank-owned life insurance income	539	1,081	(542)	(50.1)
Gain on redemption of Visa, Inc. shares	—	771	(771)	(100.0)
Valuation adjustment on mortgage servicing rights	(191)	—	(191)	N/M
Impairment of collateralized debt obligation (all credit)	(12,246)	(13,809)	1,563	11.3
Gain on sale of available for sale securities	2,377	—	2,377	N/M
Gain (loss) on sale of foreclosed assets	179	(43)	222	N/M
Gain (loss) on disposition of assets	(1,220)	16	(1,236)	N/M
Other	1,718	993	725	73.0

	$27,199	$18,864	$8,335	44.2%

Net gain on sale of loans increased by $7.2 million, or 76.7%, as the Company sold $629.9 million in loans originated by VPBM to outside investors during the year ended December 31, 2009, compared to $285.4 million for the year ended December 31, 2008. Non-interest income for the years ended December 31, 2009, and 2008 included pre-tax impairment charges of $12.2 million and $13.8 million, respectively, on collateralized debt obligations, which were impaired to their fair value and sold in June 2009. Also, non-interest income for the year ended December 31, 2009, included $1.2 million in lease termination fees and leasehold improvement write-offs for ten in-store banking centers closed during the year, which are reported as losses on disposition of assets. Fee income of $1.9 million generated by our Purchase Program partially offset the decrease in service charges and fees, which was primarily attributable to a $1.8 million decrease in non-sufficient funds fees and a $326,000 decline in debit card income. The decrease in non-sufficient funds fees and debit card income was primarily due to a trend of lower volume in these types of transactions.
Non-interest expense increased by $5.5 million, or 8.0%, from $69.4 million for the year ended December 31, 2008, to $74.9 million for the year ended December 31, 2009.

	Year Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Non-interest expense
Salaries and employee benefits	$46,777	$43,560	$3,217	7.4%
Advertising	1,284	2,296	(1,012)	(44.1)
Occupancy and equipment	5,999	5,772	227	3.9
Outside professional services	1,882	2,004	(122)	(6.1)
Regulatory assessments	4,018	1,225	2,793	228.0
Data processing	4,209	4,001	208	5.2
Office operations	5,984	6,111	(127)	(2.1)
Deposit processing charges	862	990	(128)	(12.9)
Lending and collection	1,278	1,276	2	0.2
Other	2,639	2,124	515	24.2

	$74,932	$69,359	$5,573	8.0%

The increase in non-interest expense was primarily due to a $3.2 million, or 7.4%, increase in salaries and employee benefits expense and a $2.8 million, or 228.0%, increase in regulatory assessments. The increase in salaries and employee benefits expense was chiefly attributable to $2.2 million of increased salary and commission expense for VPBM. $1.2 million of the increase was due to increased commissions due to higher mortgage loan originations, while $989,000 was due to an increase in the salaried employee headcount, primarily attributable to new loan production offices opened and a change in salary structure. This increase in VPBM expense is more than offset by a $7.2 million increase in the net gain on sale of loans, which is reported in non-interest income. Advertising expense decreased by $1.0 million, or 44.1%, as we shifted our focus to emphasize community marketing efforts rather than mass branding campaigns. Regulatory assessments expense included a $1.1 million FDIC special assessment booked as expense in the second quarter of 2009. Additionally, regulatory assessments were higher in 2009 due to a higher assessment rate and an increased deposit base.

The provision for loan losses was $7.7 million for the year ended December 31, 2009, an increase of $1.5 million, or 24.0%, from $6.2 million for the year ended December 31, 2008. This increase was primarily due to an increase in our qualitative factors due to the downturn in the U.S. economy and a trend of increasing non-performing and classified loans in our loan portfolio. This was not based on any specific loan losses on our classified assets. Also, net charge-offs increased by $1.1 million, while specific valuation allowances on impaired loans increased by $410,000. Provision for loan losses for the year ended December 31, 2008, reflected overall loan growth during 2008 that was absent in 2009. In 2009, the net increase in loans was $50.0 million, compared to a net increase of $477.8 million for 2008. This change was primarily caused by an increase in one- to four-family loans that were sold rather than added to our loan portfolio. In 2009, the Company sold $629.9 million in loans originated by VPBM to outside investors, compared to $285.4 million for 2008.
Results of Operations for the Quarter Ended December 31, 2009
Non-GAAP net income for the quarter ended December 31, 2009, was $2.8 million, an increase of $881,000, or 46.1%, from $1.9 million for the quarter ended December 31, 2008. Our non-GAAP basic and diluted earnings per share for the quarter ended December 31, 2009 increased by $0.04 to $0.12. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release. Net income for the quarter ended December 31, 2009, was $2.4 million, an increase of $9.8 million from a net loss of $7.4 million for the quarter ended December 31, 2008. The net loss for 2008 was attributable to a $13.8 million pre-tax impairment charge recognized during the fourth quarter of 2008 on the Company’s collateralized debt obligations.
Interest income increased by $518,000, or 1.9%, from $26.6 million for the quarter ended December 31, 2008, to $27.1 million for the quarter ended December 31, 2009.

	Three Months Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest and dividend income
Loans, including fees	$21,204	$19,178	$2,026	10.6%
Securities	5,773	7,122	(1,349)	(18.9)
Interest bearing deposits in other financial institutions	109	228	(119)	(52.2)
Federal Home Loan Bank stock	6	46	(40)	(87.0)

	$27,092	$26,574	$518	1.9%

This increase was primarily due to an increase in interest income on loans as the average balance of loans (including loans held for sale) increased by $156.1 million, or 12.3%, from the quarter ended December 31, 2008. This increase was driven by higher average balances in residential real estate (primarily a result of our Purchase Program that was introduced in July 2008) and commercial real estate loans.
Interest expense decreased by $1.4 million, or 11.0%, from $13.0 million for the quarter ended December 31, 2008, to $11.6 million for the quarter ended December 31, 2009.

	Three Months Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest expense
Deposits	$7,962	$8,892	$(930)	(10.5%)
Federal Home Loan Bank advances	3,274	3,999	(725)	(18.1)
Repurchase agreement	205	104	101	97.1
Other borrowings	128	—	128	N/M

	$11,569	$12,995	$(1,426)	(11.0%)

This decrease was primarily caused by decreased interest expense paid on deposits: while volume increased in all of our deposit categories, lower rates paid on our savings, money market, and time accounts contributed to lower interest expense on deposit accounts. Also, interest expense paid on Federal Home Loan Bank advances decreased due to a $56.6 million decline in the average balance of these advances from the quarter ended December 31, 2008, compared to the same time period in 2009.

Non-interest income increased by $14.2 million, from a loss of $5.4 million for the quarter ended December 31, 2008, to income of $8.8 million for the quarter ended December 31, 2009.

	Three Months Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Non-interest income
Service charges and fees	$4,803	$4,861	$(58)	(1.2%)
Brokerage fees	118	70	48	68.6
Net gain on sale of loans	3,757	2,870	887	30.9
Loan servicing fees	56	56	—	—
Bank-owned life insurance income	94	232	(138)	(59.5)
Valuation adjustment on mortgage servicing rights	(89)	—	(89)	N/M
Impairment of collateralized debt obligations (all credit)	—	(13,809)	13,809	N/M
Gain (loss) on sale of foreclosed assets	(40)	(10)	(30)	(300.0)
Gain (loss) on disposition of assets	(182)	5	(187)	N/M
Other	311	280	31	11.1

	$8,828	$(5,445)	$14,273	N/M

The increase in non-interest income was primarily due to a $13.8 million pre-tax impairment charge recognized during the fourth quarter of 2008 on the Company’s collateralized debt obligations. Excluding the effect of this impairment charge, non-interest income for the quarter ended December 31, 2008, would have been $8.4 million, representing an increase of $464,000, or 5.5%, from the quarter ended December 31, 2008, to the same time period in 2009. This increase was primarily attributable to an $887,000 increase in the net gain on sale of loans, as VPBM increased one- to four- family loan sales to outside investors by $23.4 million during the quarter ended December 31, 2009, compared to the same time period in 2008. Non-interest income for the quarter ended December 31, 2009 included $181,000 in lease termination fees and leasehold improvement write-offs for one in-store banking center closed during the quarter, which are reported as losses on disposition of assets.
Non-interest expense decreased by $24,000, or 0.1%, from the quarter ended December 31, 2008, to the same time period in 2009.

	Three Months Ended
	December 31,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Non-interest expense
Salaries and employee benefits	$11,122	$11,774	$(652)	(5.5%)
Advertising	309	397	(88)	(22.2)
Occupancy and equipment	1,461	1,659	(198)	(11.9)
Outside professional services	457	416	41	9.9
Regulatory assessments	768	309	459	148.5
Data processing	1,082	891	191	21.4
Office operations	1,560	1,614	(54)	(3.3)
Deposit processing charges	196	235	(39)	(16.6)
Lending and collection	277	335	(58)	(17.3)
Other	1,060	686	374	54.5

	$18,292	$18,316	$(24)	(0.1%)

The decrease in non-interest expense was primarily attributable to a decline in salaries and employee benefits expense. Increased salary expense due to three new community bank offices opened in 2009 was more than offset by salary expense savings of $512,000 due to the closure of ten in-store banking centers in 2009 and the streamlining of operations. The decrease in salaries and employee benefits expense was partially offset by higher regulatory assessments due to a higher assessment rate and increased deposit base and higher other non-interest expense due to an increase in regulatory compliance expense associated with VPBM.

Financial Condition as of December 31, 2009
Total assets increased by $166.1 million, or 7.5%, to $2.38 billion at December 31, 2009, from $2.21 billion at December 31, 2008. The rise in total assets was primarily due to an $82.4 million, or 47.8%, increase in securities held to maturity and a $53.2 million, or 3.8%, increase in gross loans (including loans held for sale.) Asset growth was funded by an increase in deposits of $248.6 million, or 16.1%. Excess funds were used to reduce Federal Home Loan Bank advances, which decreased by $98.3 million, or 23.9%.

	December 31,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in thousands)
Mortgage loans:
One- to four-family	$440,847	$498,961	$(58,114)	(11.6%)
Commercial real estate	453,604	436,483	17,121	3.9
One- to four-family construction	6,195	503	5,692	1,131.6
Commercial construction	879	—	879	N/M
Mortgage loans held for sale	341,431	159,884	181,547	113.5
Home equity	97,226	101,021	(3,795)	(3.8)

Total mortgage loans	1,340,182	1,196,852	143,330	12.0
Automobile loans	67,897	111,870	(43,973)	(39.3)
Other consumer loans	26,998	29,299	(2,301)	(7.9)
Commercial non-mortgage loans	27,983	18,574	9,409	50.7
Warehouse lines of credit	—	53,271	(53,271)	(100.0)

Total non-mortgage loans	122,878	213,014	(90,136)	(42.3)

Gross loans	$1,463,060	$1,409,866	$53,194	3.8%

Mortgage loans held for sale consisted of $311.4 million of Purchase Program loans purchased for sale under our standard loan participation agreement and $30.0 million of loans originated for sale by our mortgage banking subsidiary, VPBM. At December 31, 2009, the Purchase Program had 22 clients, compared to eight clients at December 31, 2008. The approved maximum borrowing amounts for our existing Purchase Program clients ranged from $10.0 million to $30.0 million at December 31, 2009. During 2009, the average outstanding balance per client was $11.7 million. The Purchase Program generated $1.9 million of fee income for the year ended December 31, 2009, and also produced interest income of $10.3 million, which was an increase of $10.0 million from the year ended December 31, 2008. Our one- to four- family mortgage loan originations, which included a limited amount of home improvement and construction loans, totaled $695.7 million for the year ended December 31, 2009, an increase of $190.1 million, or 37.6%, from the year ended December 31, 2008. Of these loans, $629.9 million were sold to investors, generating a net gain on sale of loans of $16.6 million for the year ended December 31, 2009. One- to four- family mortgage loans held in portfolio declined by $58.1 million, or 11.6%, from December 31, 2008 because we sold more loans to outside investors in 2009 compared to 2008. Since we added fewer loans to our portfolio, paydowns exceeded new loans added to the portfolio in 2009. For asset/liability and interest rate risk management, the Company follows guidelines set forth by the Company’s Asset/Liability Management Committee to determine whether to keep loans in portfolio or sell with a servicing release premium. The Company evaluates price, yield and duration when determining the amount of loans sold or retained.
Our commercial real estate portfolio, which increased by $17.1 million, or 3.9%, from December 31, 2008, consists almost exclusively of loans secured by existing, multi-tenanted commercial buildings with positive cash flows. 89% of our commercial real estate properties are located in Texas, a market that has not experienced the same economic pressures currently being experienced in other geographic areas. Our commercial non-mortgage portfolio increased by $9.4 million, or 50.7%, compared to the prior year, while warehouse lines of credit decreased by $53.3 million. From July 2008 to August 2009, we originated warehouse lines of credit to mortgage banking companies in the form of participations in warehouse lines extended by other financial institutions or multi-bank warehouse lending syndications originated in conjunction with other banks. The income generated by this program assisted in funding our new Purchase Program. As the Purchase Program began to season, we decided to discontinue participating in warehouse lines of credit originated by others and instead focus on serving mortgage banking companies directly though our Purchase Program, due to the added benefits these direct relationships bring.
Consumer loans, including direct and indirect automobile, other secured installment loans, and unsecured lines of credit, decreased by $46.3 million, or 32.8%, from December 31, 2008. We have continued to reduce our emphasis on consumer lending and are focused on originating residential and commercial loans. Nevertheless, we remain committed to meeting all of the banking needs of our customers, which includes offering them competitive consumer lending products.

Our non-performing loans to total loans ratio at December 31, 2009, was 1.13%, compared to 0.38% at December 31, 2008. Non-performing loans increased by $7.9 million, from $4.7 million at December 31, 2008, to $12.6 million at December 31, 2009. The increase in non-performing loans was primarily due to a $4.7 million increase in commercial real estate nonaccrual loans that have been restructured, which consists of three loans. Also, non-performing loans increased due to a $4.7 million increase in one- to four-family real estate loans on nonaccrual status, with $1.5 million of this increase being attributable to one loan.
Our allowance for loan losses at December 31, 2009, was $12.3 million, or 1.10% of gross loans, compared to $9.1 million, or 0.73% of gross loans, at December 31, 2008. The $3.2 million, or 35.8%, increase in our allowance for loan losses was primarily due to changed qualitative factors. Our qualitative factors were increased due to the downturn in the U.S. economy, as unemployment remains elevated and real estate values have declined in both our market area and in the U.S. as a whole. Also, qualitative factors were increased due to a trend of increasing non-performing and classified loans in our loan portfolio. The increase in qualitative factors was not based on any specific loan losses on our classified assets.
Our securities portfolio increased by $83.4 million, or 12.7%, to $738.8 million at December 31, 2009, from $655.4 million at December 31, 2008. The increase in our securities portfolio was primarily caused by $714.5 million of securities purchased and was partially offset by maturities and paydowns totaling $559.0 million and sales proceeds totaling $73.8 million. The purchases consisted of $582.0 million of securities deemed available for sale and $132.5 million of securities that were recorded as held to maturity. The sale of 22 agency residential collateralized mortgage obligations and two agency residential mortgage-backed securities, with a combined cost basis of $71.2 million, resulted in a $1.6 million after-tax increase to earnings. This gain was more than offset by a pre-tax impairment charge of $12.2 million on collateralized debt obligations, which were impaired to their fair value and sold in June 2009. We no longer have any collateralized debt obligations in our securities portfolio.
Total deposits increased by $248.6 million, or 16.1%, to $1.80 billion at December 31, 2009, from $1.55 billion at December 31, 2008.

	December 31,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in thousands)
Non-interest bearing demand	$193,581	$172,395	$21,186	12.3%
Interest bearing demand	268,063	98,884	169,179	171.1
Savings	143,506	144,530	(1,024)	(0.7)
Money Market	549,619	482,525	67,094	13.9
IRA savings	8,710	8,188	522	6.4
Time	633,186	641,568	(8,382)	(1.3)

Total deposits	$1,796,665	$1,548,090	$248,575	16.1%

The increase in deposits was primarily caused by a $169.2 million, or 171.1%, increase in interest bearing demand deposits, which was principally attributable to our Absolute Checking product, which currently provides a 4.0% annual percentage yield on account balances up to $50,000 if certain conditions are met. These conditions include using direct deposit or online bill pay, receiving statements online and having at least 15 Visa Check Card transactions per month for purchases. Absolute Checking encourages relationship accounts with required electronic transactions that are intended to reduce the expense of maintaining this product. If the conditions described above are not met, the rate paid decreases to 0.04%. The actual average rate paid on Absolute Checking accounts for the year ended December 31, 2009, was 2.91%. At December 31, 2009, 65% of Absolute Checking customers received online statements, compared to the average of 37% in other consumer checking accounts. Additionally, at December 31, 2009, Absolute Checking customers that represented new households generated 174 new loans totaling more than $6.1 million and 598 new deposit accounts for more than $24.5 million.
Money market deposits increased by $67.1 million, or 13.9%, due to a $68.6 million, or 15.9%, increase in consumer money market accounts, while non-interest bearing demand deposits increased by $21.2 million, or 12.3%, primarily due to $22.3 million in new non-interest bearing checking accounts opened by our mortgage banking company customers who participate in the Purchase Program. Our community bank offices actively sell our deposit products, which are priced to be competitive in the market.
Federal Home Loan Bank advances decreased by $98.3 million, or 23.9%, from $410.8 million at December 31, 2008, to $312.5 million at December 31, 2009. The outstanding balance of Federal Home Loan Bank advances decreased due to monthly principal paydowns. During the year ended December 31, 2009, the Company used deposit growth to fund loans more than utilizing borrowings as a funding source.
Total shareholders’ equity increased by $11.6 million, or 5.9%, from $194.1 million at December 31, 2008, to $205.7 million at December 31, 2009.

	December 31,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Common stock	$262	$262	$—	—%
Additional paid-in capital	118,297	115,963	2,334	2.0
Retained Earnings	111,188	108,332	2,856	2.6
Accumulated other comprehensive income (loss)	3,802	(1,613)	5,415	N/M
Unearned ESOP shares	(6,159)	(7,097)	938	13.2
Treasury stock	(21,708)	(21,708)	—	—

Total shareholders’ equity	$205,682	$194,139	$11,543	5.9%

This increase was primarily caused by a $5.4 million increase in unrealized gains and losses on securities available for sale. This increase was primarily attributable to the impairment and sale of our collateralized debt obligations in June 2009, which removed our loss position in accumulated other comprehensive income. Net income of $2.7 million was partially offset by the payment of dividends totaling $0.23 per share during 2009, which resulted in a $2.5 million reduction to shareholders’ equity.
About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 15 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Total cash and cash equivalents	$55,470	$32,513
Securities available for sale, at fair value	484,058	483,016
Securities held to maturity	254,724	172,343
Mortgage loans held for sale	341,431	159,884
Loans, net of allowance of $12,310- December 31, 2009, $9,068-December 31, 2008	1,108,159	1,239,708
Federal Home Loan Bank stock	14,147	18,069
Bank-owned life insurance	28,117	27,578
Premises and equipment, net	50,440	45,937
Accrued interest receivable and other assets	42,958	34,367

Total assets	$2,379,504	$2,213,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	193,581	172,395
Interest bearing demand	268,063	98,884
Savings and money market	701,835	635,243
Time	633,186	641,568

Total deposits	1,796,665	1,548,090
Federal Home Loan Bank advances	312,504	410,841
Repurchase agreement and other borrowings	35,000	25,000
Accrued interest payable and other liabilities	29,653	35,345

Total liabilities	2,173,822	2,019,276

Total shareholders’ equity	205,682	194,139

Total liabilities and shareholders’ equity	$2,379,504	$2,213,415

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and dividend income
Loans, including fees	$21,204	$19,178	$84,197	$66,386
Securities	5,773	7,122	23,436	29,391
Interest bearing deposits in other financial institutions	109	228	652	1,195
Federal Home Loan Bank stock	6	46	16	271

	27,092	26,574	108,301	97,243
Interest expense
Deposits	7,962	8,892	34,366	35,529
Federal Home Loan Bank advances	3,274	3,999	14,056	10,340
Other borrowings	333	104	864	300

	11,569	12,995	49,286	46,169

Net interest income	15,523	13,579	59,015	51,074
Provision for loan losses	2,941	1,666	7,652	6,171

Net interest income after provision for loan losses	12,582	11,913	51,363	44,903

Non-interest income (loss)	8,828	(5,445)	27,199	18,864
Non-interest expense	18,292	18,316	74,932	69,359

Income (loss) before income tax expense (benefit)	3,118	(11,848)	3,630	(5,592)
Income tax expense (benefit)	754	(4,445)	960	(2,277)

Net income (loss)	$2,364	$(7,403)	$2,670	$(3,315)

Basic and diluted earnings (loss) per share	$0.10	$(0.31)	$0.11	$(0.14)

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
Net income	$2,364	$(7,403)	$2,670	$(3,315)

Share-based compensation expense, net of tax	248	282	1,164	1,135
Impairment of collateralized debt obligations (all credit), net of tax	—	9,114	8,082	9,114
Gain on sale of available for sale securities, net of tax	—	—	(1,569)	—
Valuation adjustment on mortgage servicing rights, net of tax	59	—	126	—
Loss relating to closure of in-store banking centers, net of tax	119	—	800	—
Visa litigation liability, net of tax	—	—	—	84
Reversal of Visa litigation liability, net of tax	—	(84)	—	(378)
Gain on redemption of Class B Visa, Inc. shares, net of tax	—	—	—	(504)

Non-GAAP net income	$2,790	$1,909	$11,273	$6,136

Basic and diluted non-GAAP earnings per share	$0.12	$0.08	$0.47	$0.26

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data
(Dollar amounts in thousands, except per share data)
(unaudited)

	Three Months Ended					Year Ended
	Dec	Sept	June	Mar	Dec	Dec	Dec
	2009	2009	2009	2009	2008	2009	2008
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157	25,078,598
Less: average unallocated ESOP shares	(626,017)	(649,537)	(672,886)	(696,319)	(722,090)	(660,965)	(762,449)
Less: average unvested restricted shares	(260,118)	(260,118)	(307,219)	(344,161)	(346,161)	(292,584)	(378,769)

Average shares	24,043,022	24,019,502	23,949,052	23,888,677	23,860,906	23,975,608	23,937,380
Diluted average shares	24,043,022	24,019,502	23,949,052	23,888,677	23,860,906	23,975,608	23,937,380

Net income (loss)	$2,364	$2,893	$(3,831)	$1,244	$(7,403)	$2,670	$(3,315)
EPS	$0.10	$0.12	$(0.16)	$0.05	$(0.31)	$0.11	$(0.14)
Non-GAAP EPS	$0.12	$0.13	$0.13	$0.09	$0.08	$0.47	$0.26

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)

Total shares outstanding	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157

Location Data:
Number of full-service community bank offices	21	21	20	18	18	21	18
Number of in-store banking centers	2	2	3	4	12	2	12

Total community bank offices	23	23	23	22	30	23	30
Number of loan production offices	15	16	15	14	15	15	15

Performance Ratios [1]:
Return on assets	0.40%	0.51%	-0.68%	0.22%	-1.43%	0.12%	-0.17%
Return on equity	4.65%	5.78%	-7.86%	2.55%	-15.10%	1.35%	-1.65%
Non-interest income to operating revenues	24.58%	26.94%	2.86%	21.29%	-25.77%	20.07%	16.25%
Operating expenses to average total assets	3.09%	3.16%	3.54%	3.33%	3.54%	3.27%	3.66%
Efficiency ratio [2]	75.12%	75.45%	71.76%	83.31%	83.47%	76.10%	82.82%

Capital Ratios:
Equity to total assets	8.64%	8.58%	8.65%	8.76%	8.77%	8.64%	8.77%
Risk-based capital to risk-weighted assets [3]	15.27%	14.33%	13.83%	10.97%	11.18%	15.27%	11.18%
Tier 1 capital to risk-weighted assets [3]	14.39%	13.60%	13.14%	10.40%	10.58%	14.39%	10.58%

[1]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[2]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding impairment on securities.

[3]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data, continued
(Dollar amounts in thousands, except per share data)
(unaudited)

	Three Months Ended					Year Ended
	Dec	Sept	June	Mar	Dec	Dec	Dec
	2009	2009	2009	2009	2008	2009	2008
Asset Quality Data and Ratios:
Non-performing loans	$12,653	$14,640	$7,337	$6,029	$4,745	$12,653	$4,745
Non-performing assets to total assets	0.70%	0.67%	0.40%	0.34%	0.29%	0.70%	0.29%
Non-performing loans to total loans [4]	1.13%	1.30%	0.62%	0.49%	0.38%	1.13%	0.38%
Allowance for loan losses to non-performing loans	97.29%	74.83%	136.24%	157.54%	191.11%	97.29%	191.11%
Allowance for loan losses to total loans [4]	1.10%	0.97%	0.84%	0.76%	0.73%	1.10%	0.73%

Average Balances:
Loans [5]	$1,420,831	$1,406,372	$1,429,924	$1,459,716	$1,264,726	$1,429,211	$1,105,204
Securities	758,054	619,359	616,683	659,476	618,332	660,215	621,974
Overnight deposits	57,516	132,937	74,415	27,994	61,851	73,215	50,759

Total interest earning assets	2,236,401	2,158,668	2,121,022	2,147,186	1,944,909	2,162,641	1,777,937
Deposits:
Interest bearing demand	$231,817	$180,997	$137,302	$104,381	$90,741	$163,625	$78,347
Savings and money market	695,117	674,768	667,376	644,216	614,802	670,369	599,549
Time	650,055	659,951	672,779	662,419	542,334	661,301	518,069
FHLB advances and other borrowings	359,436	354,095	365,950	418,152	407,732	374,408	264,500

Total interest bearing liabilities	$1,936,425	$1,869,811	$1,843,407	$1,829,168	$1,655,609	$1,869,703	$1,460,465

Yields:
Loans	5.97%	5.98%	5.94%	5.68%	6.07%	5.89%	6.01%
Securities	3.05%	3.26%	4.09%	4.08%	4.64%	3.55%	4.77%
Overnight deposits	0.76%	0.95%	0.91%	0.84%	1.47%	0.89%	2.35%
Total interest earning assets	4.85%	4.89%	5.22%	5.13%	5.47%	5.01%	5.47%
Deposits:
Interest-bearing demand	2.29%	2.16%	1.86%	1.56%	1.44%	2.05%	1.11%
Savings and money market	1.56%	1.73%	1.81%	2.10%	2.45%	1.79%	2.41%
Time	2.42%	2.82%	3.01%	3.24%	3.54%	2.87%	3.90%
FHLB advances and other borrowings	4.01%	4.10%	4.13%	3.74%	4.02%	3.98%	4.02%
Total interest bearing liabilities	2.39%	2.60%	2.71%	2.85%	3.14%	2.64%	3.16%
Net interest spread	2.46%	2.29%	2.51%	2.28%	2.33%	2.37%	2.31%
Net interest margin	2.78%	2.63%	2.87%	2.70%	2.79%	2.73%	2.87%

[4]	Total loans does not include loans held for sale.

[5]	Includes loans held for sale